Exhibit 99.7

CONSENT OF ABDULKADİR SAYICI

Tino Group Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: May 20, 2026

By:	/s/ ABDULKADİR SAYICI
ABDULKADİR SAYICI